Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-173821) (the “Registration Statement”) of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), of the information contained in our reserve report that is summarized as of December 31, 2011 in our summary letter dated February 1, 2012, relating to the oil and gas reserves and revenue, as of December 31, 2011, of certain interests of the Company.

We hereby consent to all references to such reports, letters and/or to this firm in the Registration Statement and each Prospectus to which the Registration Statement relates, and further consent to our being named as an expert in the Registration Statement and each Prospectus to which the Registration Statement relates.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm License No. F-1580

Houston, Texas

September 5, 2012